Exhibit 99.1

SMITH & NEPHEW

U.S. EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated, Effective July 1, 2000)

I. INTRODUCTION

Smith & Nephew plc (the “Company”) hereby establishes the Smith & Nephew U.S. Employee Stock Purchase Plan (the “Plan”) to encourage and facilitate the purchase of American Depositary Shares representing ordinary shares of the Company by eligible employees of Smith & Nephew, Inc. and its subsidiaries.

II. DEFINITIONS

For purposes of the Plan, the following capitalized terms shall have the meanings set forth in this Article.

2.1  “ADR” means an American Depositary Receipt issued by the Depositary, evidencing one or more ADSs.

2.2  “ADS” means an American Depositary Share, each representing ten (10) Ordinary Shares of the Company.

2.3  “Benefits Representative” means the Human Resources Department of Smith & Nephew, Inc. or such other person or persons designated by the Committee to assist the Committee with the administration of the Plan.

2.4  “Board” means the Board of Directors of the Company as from time to time constituted, or any subcommittee thereof which shall be designated by the Board.

2.5  “Committee” means the Smith & Nephew U.S. Executive Pension Committee.

2.6  “Company” means Smith & Nephew plc., a public limited company incorporated under the laws of England, and any successor thereto.

2.7  “Compensation” means the base compensation and commissions paid to a Participant by an Employer, excluding bonuses, overtime and any other pay outside the regular work schedule, as determined by the Committee.

2.8  “Depositary” means the Bank of New York, or such other depositary designated by the Company to issue the ADRs.

2.9  “Effective Date” means July 1, 2000, or such later date designated by the Board.

2.10  “Employee Stock Purchase Account” means the account established pursuant to Section 4.3 of the Plan to which a Participant’s payroll deductions are credited.

2.11  “Employer” means Smith & Nephew, Inc. and each Subsidiary, other than a Subsidiary, if any, which the Committee excludes from participation in the Plan.

2.12  “Entry Date” means the Effective Date, and each January 1, April 1, July 1 and October 1 thereafter.

2.13  “Fair Market Value” means the closing price of an ADS as reported in The Wall Street Journal on the New York Stock Exchange Composite Transactions list for the date as of which such value is being determined or, if there shall be no reported transaction on such date or if such date is not a trading day, on the next immediately preceding date for which a transaction was reported or which was a trading day, provided that if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

2.14  “Ordinary Share” means a fully paid ordinary share, par value ten (10) pence Sterling, in the capital of the Company.

2.15  “Participant” means any employee of an Employer who meets the eligibility requirements of Article III and has elected to participate in the Plan as described in such Article. An individual shall cease to be a Participant as of the date he or she terminates employment with all Employers, for whatever reason, ceases to be an eligible employee or abandons his or her election pursuant to Article VII hereof.

2.16  “Plan” means the Smith & Nephew U.S. Employee Stock Purchase Plan herein set forth, as amended from time to time.

2.17  “Purchase Date” means each March 30, June 30, September 30 and December 31.

2.18  “Purchase Period” means the period beginning on an Entry Date and ending on a Purchase Date.

2.19  “Purchase Price” means, with respect to an ADS purchased on a Purchase Date, the lesser of (i) 85 percent of the Fair Market Value of an ADS on the first day of the Purchase Period ending on such Purchase Date and (ii) 85 percent of the Fair Market Value of an ADS on such Purchase Date, provided that if such price includes a fraction of a cent, the Purchase Price shall be rounded up to the next whole cent.

2.20  “Subsidiary” means a corporation (other than Smith & Nephew, Inc.) in an unbroken chain of corporations beginning with Smith & Nephew, Inc. if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Any corporation that satisfies the conditions set forth in the immediately preceding sentence after the date the Plan is adopted by the Board shall be a “Subsidiary” beginning on the date such corporation satisfies such conditions.

III. ELIGIBILITY AND ADMINISTRATION

3.1  Eligibility and Participation. (a) Each employee of an Employer shall be eligible to participate in the Plan as of the first Entry Date following such employee’s completion of at least three months of continuous service with an Employer. For the sole purpose of calculating days of continuous service under the Plan, employees shall be credited with service for an Employer or a Subsidiary (even though such service may have been performed prior to (i) the Effective Date or (ii) the date such entity became a Subsidiary. No eligibility provision hereof shall permit participation in the Plan in a manner contrary to the applicable requirements of the Code and the regulations promulgated thereunder.

(b)  At least 15 days (or such other period as may be prescribed by the Committee) prior to any Entry Date, an employee who is eligible to participate in the Plan pursuant to subsection (a) of this Section may execute and deliver to the Benefits Representative an application on the prescribed form specifying his or her chosen rate of payroll deductions, as described in Article IV. Such application shall authorize the employee’s Employer to reduce the employee’s Compensation by the amount of any such payroll deductions. The application shall also evidence the employee’s acceptance of and agreement to all provisions of the Plan.

(c)  If a Participant is transferred from one Employer to another Employer, such transfer shall not terminate the Participant’s participation in the Plan. Such Participant shall continue to make payroll deductions under the Plan, provided that such Participant completes any forms as the Committee may require, in the time and manner prescribed by the Committee.

(d)  If an individual terminates employment with all Employers so as to discontinue participation in the Plan, and such individual is subsequently reemployed by an Employer, such individual shall be required to satisfy the eligibility service requirement described in subsection (a) of this Section as if he or she were a new employee.

(e)  Notwithstanding anything herein to the contrary, no employee shall be entitled to participate in the Plan for a Purchase Period if such employee on the first day of such Purchase Period would own capital stock and/or hold outstanding options to purchase such stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company, Smith & Nephew, Inc. or any Subsidiary. For purposes of the foregoing sentence, the rules of stock attribution set forth in Section 424(d) of the Code shall apply in determining stock ownership.

3.2  Administration. The Plan shall be administered by the Committee. Subject to the express provisions hereof, the Committee shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for its administration. Such determinations made by the Committee shall be conclusive. No member of the Committee shall be personally liable for any decision or determination made in good faith under the Plan.

IV. PARTICIPANT PAYROLL DEDUCTIONS

4.1  Elections. Each Participant may elect, in the manner described in Section 3.1, to make payroll deductions under the Plan in an amount equal to a whole percentage of such Participant’s Compensation for each payroll period, beginning with the first pay date which occurs on or after the Entry Date as of which such Participant commences participation in the Plan. Payroll deductions for each payroll period under the Plan shall be at least one percent of a Participant’s Compensation for such payroll period and may be limited by such maximum percentage, if any, as the Committee may designate from time to time. Once a Participant’s participation in the Plan commences, such Participant shall continue to participate in the Plan for each succeeding Purchase Period until he or she withdraws from the Plan pursuant to Article VII or ceases to be an eligible employee.

4.2  Election Changes. At least 15 days (or such other period as may be prescribed by the Committee) prior to the first day of any Purchase Period, a Participant shall have the right to elect to increase or decrease his or her designated rate of payroll deductions under the Plan by executing and delivering to the Benefits Representative an application on the prescribed form specifying his or her chosen rate of payroll deductions.

4.3  Accounts. The Committee shall cause to be established a separate Employee Stock Purchase Account on behalf of each Participant. Such Employee Stock Purchase Accounts shall be solely for accounting purposes, and there shall be no segregation of assets among the separate accounts. Such accounts shall not be credited with interest or other investment earnings.

V. PURCHASE OF SHARES

5.1  Number of Shares Purchased. Subject to a Participant’s right of abandonment described in Article VII, the balance of each Participant’s Employee Stock Purchase Account shall be applied on each Purchase Date to purchase the number of whole and fractional ADSs determined by dividing the balance of such Participant’s Employee Stock Purchase Account as of such date by the Purchase Price. The Participant’s Employee Stock Purchase Account shall be debited accordingly.

5.2  Maximum Shares Purchased. (a) Notwithstanding any provision of the Plan to the contrary, the maximum number of Ordinary Shares which shall be available for purchase under the Plan in the form of ADSs shall be 15 million shares, subject to adjustment as provided in Section 9.2. The ADSs issued to Participants hereunder shall consist of shares that have been purchased on the open market by the Company or Smith & Nephew, Inc., and are held by a custodian designated by the Company. In the event that the aggregate number of ADSs which all Participants elect to purchase during a Purchase Period exceeds the number of ADSs remaining available for issuance under the Plan, then the number of ADSs to which each Participant is entitled shall be determined by multiplying the number of ADSs available for issuance by a fraction, the numerator of which is the number of ADSs which such Participant has elected to purchase and the denominator of which is the number of ADSs which all Participants have elected to purchase.

(b)  Notwithstanding any provision contained herein to the contrary, no Participant shall be permitted to purchase ADSs, or other shares of stock, in any calendar year under the Plan and other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company, Smith & Nephew, Inc. or any Subsidiary with an aggregate fair market value (determined at the time the options to purchase such shares are granted) in excess of $25,000, all determined in the manner provided by Section 423(b)(8) of the Code. In addition, the number of ADSs that may be purchased by a Participant during any Purchase Period shall not exceed the number obtained by dividing $6,250 by the Fair Market Value of one ADS on the first day of such Purchase Period, subject to adjustment pursuant to Section 9.2. Any portion of the balance of a Participant’s Employee Stock Purchase Account that is not applied to purchase ADSs due to the application of this subsection shall be refunded to such Participant as soon as administratively practicable.

5.3  Termination of Employment. (a) If (i) a Participant’s employment with an Employer terminates, but immediately thereafter such Participant becomes employed by the Company or a Subsidiary that is not an Employer, or (ii) a Participant’s employment with all Employers, the Company and all Subsidiaries terminates within the 15-day period ending on a Purchase Date, then the Participant’s payroll deductions shall be suspended and the balance of the Participant’s Employee Stock Purchase Account shall be applied to purchase ADSs on the Purchase Date next occurring after the effective date of such termination of employment, except to the extent the Participant abandons his or her election to purchase ADSs as described in Article VII.

(b) If a Participant’s employment with all Employers, the Company and all Subsidiaries terminates at least 15 days prior to a Purchase Date, the Participant’s participation in the Plan shall cease and the entire balance of the Participant’s Employee Stock Purchase Account for the then current Purchase Period that has not yet been used to purchase ADSs shall be refunded to him or her as soon as administratively practicable.

VI. ISSUANCE OF ADRs

As soon as administratively practicable after each Purchase Date, the Company shall arrange for the acquisition of ADSs by a custodian designated by the Company, which shall hold the ADSs purchased by each Participant under the Plan in the name of and for the account of such Participant. ADRs representing ADSs purchased by a Participant under the Plan shall be registered in the name of the Participant. ADSs purchased hereunder may not be sold, assigned, transferred, pledged, exchanged, encumbered or otherwise disposed of in any way (other than by will or the laws of descent and distribution), and shall not be withdrawn from a Participant’s custodial account, for a period commencing on the Purchase Date and ending one year thereafter (the “Holding Period”); provided, however, that the Committee, in its discretion, may shorten the Holding Period or otherwise provide for the lapse of any restrictions outstanding on any shares. Accordingly, Participants will not be authorized to instruct the custodian to sell or deliver ADRs that it holds in the name of such Participant until the expiration of the Holding Period. Any dividends payable to a Participant with respect to ADSs held in his or her custodial account shall be automatically reinvested in ADSs.

VII. PARTICIPANT’S RIGHT TO ABANDON PURCHASE OF SHARES

At any time during a Purchase Period, but in no event later than 15 days (or such shorter period prescribed by the Committee) prior to a Purchase Date, a Participant may elect to abandon his or her election to purchase ADSs under the Plan. Such abandonment election shall be made on forms prescribed by the Committee and delivered to the Benefits Representative. Upon such an election by a Participant, the amount credited to the Participant’s Employee Stock Purchase Account for the current Purchase Period shall be refunded to the Participant as soon as is administratively practicable, and such Participant’s participation in the Plan shall terminate. A Participant shall not be permitted to participate in the Plan during the first Purchase Period beginning after the date he or she elects to abandon an election pursuant to this Article VII.

VIII. SUSPENSION ON ACCOUNT OF HARDSHIP WITHDRAWAL

If a Participant makes a hardship withdrawal from any plan with a cash or deferred arrangement qualified under Section 401(k) of the Code, which plan is sponsored, or participated in, by the Participant’s Employer, such Participant shall be suspended from making payroll deductions under the Plan for a period of twelve months from the date of such withdrawal. The balance of such Participant’s Employee Stock Purchase Account shall be applied to purchase ADSs on the Purchase Date next occurring after the effective date of such withdrawal, except to the extent the Participant abandons his or her election to purchase ADSs as described in Article VII. After the expiration of such twelve-month period, the Participant may resume his or her payroll deductions in accordance with Article IV.

IX. GENERAL

9.1  Rights Not Transferable. The right to purchase ADSs under the Plan shall not be transferable by any Participant other than by will or the laws of descent and distribution, and must be exercisable, during his or her lifetime, only by the Participant.

9.2  Changes in the Company’s Capital Structure. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Ordinary Shares other than a regular cash dividend, the maximum number and class of securities which may purchased under this Plan, the maximum number and class of securities that may be purchased by any Participant during any Purchase Period, and the purchase price per security shall be appropriately adjusted by the Committee. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being available under this Plan, such fractional security shall be disregarded.

9.3  Merger or Other Corporate Change. In the event of a proposed sale of all or substantially all of the assets of the Company or Smith & Nephew, Inc. or a merger involving the Company in which Ordinary Shares are exchanged for stock, securities, cash or other property, each option under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation in such transaction, or a parent or subsidiary of such successor corporation. The Board may determine, however, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Purchase Period then in effect by establishing a new Purchase Date or to cancel each outstanding option and refund all amounts credited to each Participant’s Employee Stock Purchase Account. If the Board shortens the Purchase Period then in effect, Smith & Nephew, Inc. shall make its best efforts to notify each Participant of such change at least 10 business days prior to the new Purchase Date, and allow Participants to abandon their elections pursuant to Article VII.

9.4  Shareholder Approval. The Plan shall be submitted to the shareholders of the Company for approval and, if approved by such shareholders shall become effective as of the Effective Date.

9.5  Rights of a Shareholder. No Participant shall have rights or privileges of a stockholder of the Company with respect to ADSs purchasable under the Plan unless and until the Participant shall become the holder of record of one or more ADSs.

9.6  No Repurchase of ADSs By Company. Neither the Company nor Smith & Nephew, Inc. shall be obligated to repurchase any ADSs acquired under the Plan.

9.7 Amendment of the Plan. The Board may, from time to time, amend the Plan as it shall deem advisable; provided, however, that no amendment shall be made:

(i)  to increase the maximum number of Ordinary Shares available under the Plan (subject to Section 9.2);

(ii)  to designate a corporation other than Smith & Nephew, Inc. or any of its Subsidiaries as an Employer under the Plan; or

(iii)  to the advantage of Participants with respect to the provisions relating to eligibility, the individual limits, the basis on which ADSs may be acquired and the adjustment of rights upon a change in capital structure of the Company (except for minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favorable tax or regulatory treatment for Participants or any member of the Smith & Nephew affiliated group), without the prior approval of an ordinary resolution of shareholders of the Company in general meeting. No amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

9.8  Termination of the Plan. While it is intended that the Plan remain in effect as long as Ordinary Shares are available for purchase under the Plan, the Board may terminate the Plan at any time in its discretion by resolutions duly adopted. Upon termination of the Plan, the Committee shall terminate payroll deductions and shall apply the balance of each Participant’s Employee Stock Purchase Account to purchase ADSs as described in Section 6 as if such termination date were a Purchase Date under the Plan. Notwithstanding the foregoing, in the event of the termination of the Plan, a Participant may elect, in the time and manner prescribed by the Committee, to abandon his or her right to purchase all or a portion of the ADSs purchasable by such Participant. As soon as administratively practicable after the termination of the Plan, the Committee shall refund to each Participant who elects to abandon his or her right to purchase ADSs, the entire balance in his or her Employee Stock Purchase Plan Account. Notwithstanding any provision in the Plan to the contrary, the Plan shall automatically terminate as of the Purchase Date on which all Ordinary Shares available for issuance under the Plan shall have been purchased by Participants in the form of ADSs under the Plan.

9.9  Compliance with Statutes and Regulations. The sale and delivery of ADSs under the Plan shall be in compliance with relevant statutes and regulations of governmental authorities, including state securities laws and regulations, and with the regulations of applicable stock exchanges.

9.10  Governing Law. The Plan and all determinations made hereunder and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

9.11  Company as Agent for the Employers. Each Employer, by adopting the Plan, appoints the Company, the Board and the Committee as its agents to exercise on its behalf all of the powers and authorities hereby conferred upon the Company, the Board and the Committee by the terms of the Plan, including, but not by way of limitation, the power to amend and terminate the Plan. The authority of the Company, the Board and the Committee to act as such agents shall continue for as long as necessary to carry out the purposes of the Plan.